Exhibit 10.1

LETTER AGREEMENT

This Letter Agreement (the "Agreement") is by and between James R. Arabia ("Executive") and NatureWell, Incorporated (the "Company") and is effective as of June 12, 2006 (the "Effective Date").

RECITALS

A.

As of the Effective Date the Company owes to Executive $542,137 for past due accrued salary and benefits, advances made by Executive to the Company and amounts due pursuant to two defaulted senior secured notes owned by Executive totaling $200,000 face value (the "Past Due Amount").

	1.	The Company and Executive agree that the Past Due Amount shall be paid as follows:

(a)

$112,500 of the Past Due Amount shall be paid by issuing to Executive 75,000,000 restricted shares of Common Stock (the "Payment Shares") provided however, the issuances of the Payment Shares, including partial issuances, shall not occur if such issuance results in Executive having either beneficial ownership of more than 29% of the Company's common stock, assuming that all convertible securities owned by Executive have been converted and all other outstanding convertible securities of the Company have not been converted, or 20% of the Company's common stock calculated on a fully diluted basis (the "Ownership Cap"). For purposes of this provision, Executive's beneficial ownership percentage shall not include any stock or convertible securities owned by Financial Acquisition Partners, LP (a partnership for which Executive is the General Partner). Further, the Parties agree that as of the Effective Date Executive's beneficial ownership, assuming only he exercises his conversion rights, is approximately 29.6% and his fully diluted ownership is approximately 20.2%. Executive shall be entitled to demand delivery of any portion of the unissued Payment Shares so long as such issuance would not result in his exceeding the Ownership Cap. If after two years from the Effective Date Executive has not received delivery of all of the Payment Shares he shall be entitled to a cash payment equal to the number of unissued Payment Shares times $.0015 (the "Cash Payment"). Executive shall not be entitled to the balance of the unissued Payment Shares following receipt of the Cash Payment.

(b) Executive agrees to waive $112,500 of the Past Due Amount.
(c)

The remaining $317,137 shall be paid to Executive in cash from the Company's working capital. It is agreed that Executive shall initially receive minimum monthly payments of $20,000, and it is further agreed that it is the intent of the Parties to increase such payments and pay Executive in full as soon as is practicable from funds received from operations and/or any of the Company's financing arrangements.

IN WITNESS WHEREOF, the parties have executed this Letter Agreement as of the date first written above.

THE COMPANY:

NatureWell, Incorporated, a Delaware corporation

	By:	/s/ Timothy R. Scott Timothy R. Scott, Director

	By:	/s/ John W. Huemoeller John W. Huemoeller, Director

EXECUTIVE:

James R. Arabia, an individual

	By:	/s/ James R. Arabia James R. Arabia